UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 25, 2008

KIMBALL HILL, INC.

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	333-133278 (Commission File Number)	36-2177380 (IRS Employer Identification No.)

5999 New Wilke Road, Suite 504 Rolling Meadows, Illinois 60008 (Address of principal executive offices, including zip code)

(847) 364-7300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On January 25, 2008, Kimball Hill, Inc. (the “Company”) entered into a Limited Duration Waiver Agreement and Amendment (the “Waiver and Amendment Agreement”) with respect to its existing Amended and Restated Credit Agreement, dated as of August 10, 2007, by and among the Company, the Guarantors party thereto from time to time, the Lenders party thereto from time to time (the “Lenders”), Harris N.A., as Administrative Agent (the “Administrative Agent”), Bank of America, N.A., as the Syndication Agent, KeyBank National Association and Wachovia Bank, National Association, as the Co-Documentation Agents, and BMO Capital Markets and Banc of America Securities, LLC, as the Co-Lead Arrangers and the Joint Book Runners (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

As set forth below, the Waiver and Amendment Agreement provides the Company with immediate access to $10.0 million as well as continued access during the waiver period to the proceeds from the ordinary course sale of homes.  In addition, the Waiver and Amendment Agreement reduces the Revolving Credit Commitments (as defined in the Credit Agreement) to $400.0 million to better match the Company’s current financing needs.  The Company intends to continue discussions with its bank group regarding further amendments to the Credit Agreement upon reasonable terms; however, there can be no assurance that the Company will be able to further amend the Credit Agreement upon reasonable terms or at all.

Pursuant to the terms and conditions of the Waiver and Amendment Agreement, the Lenders have agreed through March 14, 2008 (the “Termination Date”), to waive their rights, remedies and other options under the Credit Agreement as a consequence of certain defaults and events of default under the Credit Agreement, including (1) certain financial covenants of the Company, (2) certain cross defaults to other credit and guaranty agreements to which the Company and its subsidiaries are parties and (3) the Company’s failure to provide the Administrative Agent with certain forecasts, certificates and other deliveries required by the Credit Agreement.  If, prior to the Termination Date, (1) the Company fails to comply with the terms of the Waiver and Amendment Agreement, (2) any representation or warranty made by the Company in the Waiver and Amendment Agreement is found to be untrue or (3) there occurs a default including any cross default, under the Credit Agreement not waived in the Waiver and Amendment Agreement or, in the case of a waived cross default, such cross default results in acceleration or judicial enforcement of the related debt, in each case, the Administrative Agent, acting at the direction of the Required Lenders (as defined in the Credit Agreement) may terminate the Waiver and Amendment Agreement.

In addition to the items set forth above, the Waiver and Amendment Agreement amended the Credit Agreement to, among other things, (1) require that the Net Cash Proceeds of all Dispositions (each as defined in the Credit Agreement, and which do not include proceeds from ordinary course sales of housing units) be deposited into a cash collateral account under the control of the Administrative Agent, which account shall be available in the Administrative Agent’s sole discretion for the Company’s general corporate purposes or to repay obligations under the Credit Agreement, (2) generally prohibit the Company from incurring any additional Indebtedness (as defined in the Credit Agreement), except pursuant to the Credit Agreement, (3) amend certain financial covenants of the Company for the periods ending September 30, 2007 and December 31, 2007, including reducing the Company’s minimum Tangible Net Worth (as defined in the Credit Agreement from $302.0 million to $160.0 million and increasing the Company’s maximum Leverage Ratio (as defined in the Credit Agreement) from 1.75 to 2.75, (4) reduce the Company’s required minimum Liquidity (as defined in the Credit Agreement) from $50.0 million to $1.0 million, (5) generally require that interest is payable at the Base Rate (as defined in the Credit Agreement) and (6) increase the margin for commitment fees to 0.30%.

In addition, the Waiver and Amendment Agreement permits the Company to borrow an additional $5.0 million if on or before January 31, 2008, the Company provides to the Administrative Agent a 13-week cash flow forecast in a form reasonably satisfactory to the Administrative Agent and such forecast demonstrates that the Company has or thereafter will have additional liquidity needs.

Item 7.01               Regulation FD Disclosure.

The Company hereby furnishes the information set forth in the press release issued on January 25, 2008, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information, including Exhibit 99.1, furnished in this report is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Registration statements or other documents filed with the Securities and Exchange Commission shall not incorporate this information by reference, except as otherwise expressly stated in such filing.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued January 25, 2008.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued January 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL HILL, INC.

Date: January 25, 2008		/s/ Edward J. Madell
	By:	Edward J. Madell
	Its:	Vice President, Chief Financial Officer and Treasurer